PROSPECTUS SUPPLEMENT
(To Prospectus dated November 1, 1996)

THIS PROSPECTUS SUPPLEMENT CORRECTS AND REPLACES THE PROSPECTUS
SUPPLEMENT DATED APRIL 9, 1997.


                        MEDIMMUNE, INC.

         $60,000,000 Principal Amount of 7% Convertible
                  Subordinated Notes due 2003
            (Interest payable January 1 and July 1)

                3,048,780 Shares of Common Stock
                        _______________________

     This document supplements the Prospectus dated November 1, 1996 relating to (i) $60,000,000 aggregate principal amount of 7% Convertible Subordinated Notes due 2003 (the "Notes") of MedImmune, Inc., a Delaware corporation (the "Company"), and (ii) 3,048,780 shares of Common Stock of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock of the Company as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof. The Notes were initially acquired from the Company by Morgan Stanley & Co. Incorporated in July 1996 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On April 9, 1997 the closing price of the Common Stock of the Company on the Nasdaq National Market was $14.875. The Common Stock of the Company is traded under the symbol "MEDI."

   Selling Securityholder:       Paloma Securities L. L. C.
                                 Two American Lane
                                 Greenwich, CT  06836-2571

   Securities Being Sold:        $2,000,000 aggregate principal
                                  amount of 7% Convertible
                                  Subordinated Notes due 2003

     Price:                        $93.00

     Participating Broker-Dealer:  None

     Commission or Compensation:   Customary brokerage commission,
                                   if any.


     As of April 10, 1997, the Selling Securityholder beneficially owned $5,000,000 aggregate principal amount of Notes, representing approximately 8% of the Notes outstanding as of such date. As of such date, the Selling Securityholder did not beneficially own any shares of Common Stock of the Company, other than the shares of Common Stock into which the Notes beneficially owned by the Selling Securityholder are convertible.
                        _______________________

SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
PROSPECTIVE INVESTORS.

                        _______________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
             ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                    REPRESENTATION TO THE CONTRARY
                        IS A CRIMINAL OFFENSE.

                        _______________________


The date of this Prospectus Supplement is April 10, 1997.